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                                                                       EXHIBIT 3
                                                                       ---------


                          CHS Oregon Acquisition Corp.
                       c/o Code Hennessey & Simmons IV LP
                       10 South Wacker Drive, Suite 3100
                            Chicago, Illinois 60606


                                August 24, 2001


Robert C. Warren, Jr.
Richard S. Anderson
Terry H. Cathey
Cascade Corporation
P.O. Box 20187
Portland, Oregon 97294-0187

The Robert C. and Nani S. Warren
Revocable Trust
c/o Jack B. Schwartz
111 S.W. Fifth Avenue, Suite 4040
Portland, Oregon 97204

Gentlemen:

Reference is made to our Letter of Understanding dated July 5, 2000 (the "Letter of Understanding"). All capitalized terms used but not elsewhere defined herein shall have the respective meanings ascribed to such terms in the Letter of Understanding.

As CHS, the Trust and Management have ceased all negotiations related to an acquisition of the Company as outlined in the Letter of Understanding for some time, we wish to confirm to you that the Letter of Understanding has been terminated.

Sincerely,

CHS OREGON ACQUISITION CORP.


/s/ Danielle C. Cunningham
--------------------------
Danielle C. Cunningham
Vice President